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Weyerhaeuser Reports First Quarter Results

•	Wood Products reports strongest quarterly earnings since 2005

•	Board of Directors increased dividend by 18 percent on April 11 to 20 cents per share

•	Weyerhaeuser upgraded to investment grade on improved performance

FEDERAL WAY, Wash. (Apr 26, 2013) - Weyerhaeuser Company (NYSE: WY) today reported net earnings of $144 million, or 26 cents per diluted share, for the first quarter. This compares with net earnings before special items of $9 million, or 2 cents per diluted share, for the same period last year. Net sales for the first quarter of 2013 totaled $2.0 billion, compared with net sales of $1.5 billion for the first quarter of 2012.

"Our Wood Products business reported its strongest quarterly earnings since 2005, as we effectively leveraged operational improvements in a strengthening housing markets," said Dan Fulton, president and chief executive officer. "Our shareholders are benefiting from this improved performance with the decision by our Board of Directors this month to increase our quarterly dividend by 18 percent."

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2012	2013	2012
(millions, except per share data)	4Q	1Q	1Q
Net sales	$2,000	$1,951	$1,494

Net earnings	$143	$144	$41
Weighted average shares outstanding, diluted	547	551	540
Earnings per diluted share	$0.26	$0.26	$0.08

Net earnings before special items	$143	$144	$9
Earnings per diluted share before special items	$0.26	$0.26	$0.02

Net cash from operations	$252	($61)	($60)
Net change in cash and cash equivalents(1)	$290	($259)	($225)
Cash and cash equivalents at end of period(1)	$898	$639	$728

(1) First quarter of 2013 includes $156 million for debt repayment. Fourth quarter of 2012 includes $110 million received upon maturity of financial investments related to a timber monetization.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	4Q 2012	1Q 2013	Change
Net sales to unaffiliated customers	$298	$293	($5)
Intersegment sales	185	224	39
Total net sales	$483	$517	$34
Contribution to earnings	$95	$104	$9
1Q 2013 Performance - Earnings improved in the first quarter compared with the fourth due to strong demand for Western logs, partially offset by a $17 million decrease in earnings from disposition of non-strategic timberlands. Selling prices for Western logs increased in export and domestic markets, and fee harvest volumes rose. Selling prices for Southern logs improved slightly, and fee harvest declined due to wet weather.

2Q 2013 Outlook - Excluding dispositions of non-strategic timberlands, Weyerhaeuser expects earnings from the segment to be comparable to the first quarter. The company anticipates improved selling prices for Western domestic and export logs, offset by seasonally higher silviculture expenses. Earnings from disposition of non-strategic timberlands should increase somewhat.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	4Q 2012	1Q 2013	Change
Net sales to unaffiliated customers	$832	$988	$156
Intersegment sales	16	18	2
Total net sales	$848	$1,006	$158
Contribution to earnings	$38	$178	$140
1Q 2013 Performance - Average price realizations for oriented strand board rose 24 percent compared with the fourth quarter, and lumber realizations increased 20 percent. Operating rates improved across all product lines due to stronger market demand and better mill operating performance. These factors were partially offset by higher raw material costs.
2Q 2013 Outlook - Weyerhaeuser anticipates comparable earnings from the Wood Products segment in the second quarter. The company expects higher sales volumes across all product lines, offset by slightly lower average selling prices for lumber and oriented strand board and slightly higher raw material costs.

CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	4Q 2012	1Q 2013	Change
Net sales	$463	$474	$11
Contribution to earnings	$61	$31	($30)
1Q 2013 Performance - Scheduled maintenance costs increased and pulp mill productivity declined due to a greater number of annual maintenance outage days and major maintenance projects. Fiber and energy costs increased, and average price realizations for pulp declined slightly.
2Q 2013 Outlook - Weyerhaeuser expects significantly higher earnings from the Cellulose Fibers segment in the second quarter. The company anticipates reduced fiber and energy costs, lower maintenance expense, and slightly higher pulp price realizations.

REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	4Q 2012	1Q 2013	Change
Net sales	$407	$196	($211)
Contribution to earnings	$81	$0	($81)
1Q 2013 Performance - Earnings from land and lot sales decreased $65 million compared with the fourth quarter, which included unusually large transactions. Home closings declined seasonally to 463 single-family homes, and average margins on homes closed decreased slightly due to mix and rising input costs. These factors were partially offset by reduced selling costs due to the lower closing volume.
At the end of the first quarter the backlog of homes sold, but not closed, totaled 1,131 units, compared with 777 units one year ago.
2Q 2013 Outlook - Weyerhaeuser expects a slight profit from single-family homebuilding in the second quarter. Home closings should increase seasonally to approximately 600 single-family homes, with a slightly lower average closing prices due to mix. Although input costs are rising, average margins should be comparable to the first quarter. The company anticipates higher selling-related expenses due to the additional closing volume.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control more than 6 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products, and we develop real estate, primarily as a builder of single-family homes. Our company is a real estate investment trust. In 2012, we generated $7.1 billion in sales and employed approximately 13,200 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our stock trades on the New York Stock exchange under the symbol WY. Learn more about us at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on April 26 to discuss first quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on April 26.
To join the conference call from within North America, dial 877-296-9413 (access code – 86487340) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code – 86487340). Replays will be available for one week at 855-859-2056 (access code – 86487340) from within North America and at 404-537-3406 (access code – 86487340) from outside North America.

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations during the second quarter of 2013, including improved selling prices for Western domestic and export logs, slightly lower fee harvest volumes, flat realization and somewhat higher fee harvest volumes in the South, seasonally higher silviculture expenses, somewhat higher earnings from dispositions of non-strategic timberlands, and comparable earnings from the Timberlands segment excluding disposition of non-strategic timberlands; higher sales volumes across all product lines, slightly higher sales realization for engineered wood products, potential softening in prices for lumber and oriented strand board, slightly higher log costs, improved operating rates, and comparable earnings from the Wood Products segment; slightly higher pulp price realizations, lower maintenance costs, lower fiber and energy costs, and significantly higher earnings from the Cellulose Fibers segment; and seasonally increased home closings to approximately 600 single-family homes, slight decline in average price of homes closed due to mix, average margins comparable to the first quarter of 2013, higher selling-related expenses due to additional closing volume, and a slight profit from single-family homebuilding in the Real Estate segment.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the level of competition from domestic and foreign producers;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	raw material prices;

•	energy prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	transportation costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports also may affect the company.